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                                                                Exhibit (d)(11)


                             SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 21st day of July, 1998, by and among HOTCHKIS AND WILEY, a division of Merrill Lynch Asset Management, L.P., a Delaware limited partnership ("HOTCHKIS AND WILEY"), MERCURY ASSET MANAGEMENT INTERNATIONAL LIMITED, a corporation organized under the laws of England and Wales ("MERCURY"), and MERRILL LYNCH ASSET MANAGEMENT U.K. LIMITED, a corporation organized under the laws of England and Wales ("MLAM U.K."). (MERCURY and MLAM U.K. are collectively referred to herein as the "SUB-ADVISORS.")

                              W I T N E S S E T H:

        WHEREAS, HOTCHKIS AND WILEY and the SUB-ADVISORS are engaged principally in rendering investment advisory services and are registered as investment advisers under the U.S. Investment Advisers Act of 1940, as amended; and

        WHEREAS, HOTCHKIS AND WILEY renders investment advisory services under an investment advisory agreement ("Advisory Agreement") with the Hotchkis and Wiley International Fund (the "Fund"), a portfolio of Hotchkis and Wiley Funds, a registered investment company (the "Company") under the U.S. Investment Company Act of 1940, as amended ("Investment Company Act"); and

        WHEREAS, the SUB-ADVISORS are regulated by the Investment Management Regulatory Organization ("IMRO"), a self-regulating organization recognized under the Financial Services Act of 1986 of the United Kingdom, and the conduct of their investment business is regulated by IMRO; and

        WHEREAS, the SUB-ADVISORS are willing to provide investment advisory services to HOTCHKIS AND WILEY in connection with the Fund's operations on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, HOTCHKIS AND WILEY and the SUB-ADVISORS hereby agree as follows:

                                    ARTICLE I
                           Duties of the SUB-ADVISORS

        HOTCHKIS AND WILEY hereby engages each SUB-ADVISOR to act as investment adviser to HOTCHKIS AND WILEY and to furnish, or arrange for affiliates to furnish, the investment advisory services described below, subject to the broad supervision of HOTCHKIS AND WILEY and the Fund, for the period and on the terms and conditions set forth in this Agreement. Each SUB-ADVISOR hereby accepts such engagement and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. HOTCHKIS AND WILEY and the Fund shall for all purposes herein be deemed Non Private Customers as defined under the rules promulgated by IMRO (the "IMRO Rules"). The SUB-ADVISORS and their affiliates shall for



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all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

        Each SUB-ADVISOR shall have the right to make unsolicited calls on HOTCHKIS AND WILEY and shall provide HOTCHKIS AND WILEY with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Fund; shall make recommendations from time to time as to which securities shall be purchased or sold and what portion of the assets of the Fund shall be held in various investments, including options, futures, options on futures or cash; shall make recommendations and effect transactions with respect to foreign currency matters, including foreign exchange contracts, foreign currency options, foreign currency futures and related options on foreign currency futures and forward foreign currency transactions; and shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities of the Fund shall be exercised; all of the foregoing subject always to the restrictions of the Declaration of Trust and By-Laws of the Company, as they may be amended and/or restated from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objective, investment policies and investment restrictions as the same are set forth in the currently effective Prospectus and Statement of Additional Information relating to the shares of the Fund under the U.S. Securities Act of 1933, as amended.

        The SUB-ADVISORS will not hold money on behalf of HOTCHKIS AND WILEY or the Fund, nor will the SUB-ADVISORS be the registered holders of the registered investments of HOTCHKIS AND WILEY or the Fund or be the custodian of documents or other evidence of title.

                                   ARTICLE II
                       Allocation of Charges and Expenses

        Each SUB-ADVISOR assumes and shall pay the expenses of maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities necessary in connection with the services which it is obligated to provide under
Article I hereof.

                                   ARTICLE III
                        Compensation of the SUB-ADVISORS

        For the services rendered, the facilities furnished and expenses assumed by the SUB-ADVISORS, HOTCHKIS AND WILEY shall pay to each SUB-ADVISOR a fee in an amount to be determined from time to time by HOTCHKIS AND WILEY and such SUB-ADVISOR, but in no event shall such fee be in excess of the amount that HOTCHKIS AND WILEY actually receives for providing services to the Fund pursuant to the Advisory Agreement.





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                                   ARTICLE IV
                   Limitation of Liability of the SUB-ADVISORS

        Neither SUB-ADVISOR shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of sub-advisory services rendered by such SUB-ADVISOR with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, SUB-ADVISOR shall include any affiliates of the SUB-ADVISOR performing services for HOTCHKIS AND WILEY contemplated hereby and directors, officers and employees of the SUB-ADVISOR and such affiliates.

                                    ARTICLE V
                         Activities of the SUB-ADVISORS

        The services of the SUB-ADVISORS to the Fund are not to be deemed to be exclusive, the SUB-ADVISORS and any person controlled by or under common control with the SUB-ADVISORS (for purposes of this Article V referred to as "affiliates") being free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Company are or may become interested in the SUB-ADVISORS and their affiliates, as directors, officers, employees and shareholders or otherwise, and that directors, officers, employees and shareholders of the SUB-ADVISORS and their affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

                                   ARTICLE VI
                  SUB-ADVISOR Statements Pursuant to IMRO Rules

        Any complaints concerning a SUB-ADVISOR should be in writing addressed to the attention of the Managing Director of such SUB-ADVISOR. HOTCHKIS AND WILEY has the right to obtain from each SUB-ADVISOR a copy of the IMRO complaints procedure and to approach IMRO and the Investment Ombudsman directly.

        Each SUB-ADVISOR may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding Investments Not Readily Realisable (as that term is used in the IMRO Rules) or investments denominated in a currency other than British pound sterling. There can be no certainty that market makers will be prepared to deal in unlisted or thinly traded securities and an accurate valuation may be hard to obtain. The value of investments recommended by each SUB-ADVISOR may be subject to exchange rate fluctuations which may have favorable or unfavorable effects on investments.

        Each SUB-ADVISOR may make recommendations, subject to the investment restrictions referred to in Article I herein, regarding options, futures or swaps (but not contracts for differences). Markets can be highly volatile and such investments carry a high degree of risk of loss exceeding the original investment and any margin on deposit.




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                                   ARTICLE VII
                   Duration and Termination of this Agreement

        This Agreement shall become effective as of the date first above written and shall remain in force until July 21, 2000, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Company or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

        This Agreement may be terminated with respect to a SUB-ADVISOR at any time, without the payment of any penalty, by HOTCHKIS AND WILEY or by vote of a majority of the outstanding voting securities of the Fund, or with respect to a particular SUB-ADVISOR by the SUB-ADVISOR, on not more than sixty days' written notice to HOTCHKIS AND WILEY. This Agreement shall automatically terminate with respect to a SUB-ADVISOR in the event of its assignment by such SUB-ADVISOR or in the event of the termination of the Advisory Agreement. Any termination shall be without prejudice to the completion of transactions already initiated.

                                  ARTICLE VIII
                          Amendments of this Agreement

        This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Trustees of the Company or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE IX
                          Definitions of Certain Terms

        The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                    ARTICLE X
                                  Governing Law

        This Agreement shall be construed in accordance with the laws of the State of California and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.





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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                 HOTCHKIS AND WILEY
                                 a division of Merrill Lynch Asset
                                 Management, L.P.


                                 By: /s/ Nancy D. Celick
                                    -------------------------------------------

                                 Title: CAO
                                        ---------------------------------------


                                 MERCURY ASSET MANAGEMENT INTERNATIONAL LIMITED


                                 By: /s/ James Stratford    /s/ Peter J. Gibbs
                                    -------------------------------------------

                                 Title: Compliance Officer    Managing Director
                                        ---------------------------------------


                                 MERRILL LYNCH ASSET MANAGEMENT
                                 U.K. LIMITED


                                 By: /s/ Alan Albert
                                    -------------------------------------------

                                 Title: Senior Managing Director
                                        ---------------------------------------





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